Exhibit 99.1

NEWS RELEASE

Matthews International Corporation

Corporate Office

Two NorthShore Center

Pittsburgh, PA 15212-5851

Phone: (412) 442-8200

February 19, 2026	Contact:	Daniel E. Stopar
Matthews International
Chief Financial Officer
and Treasurer

Matthews International Provides Updates Following Its

2026 Annual Meeting of Shareholders

The Company re-elected Thomas A. Gebhardt, Aleta W. Richards, David A. Schawk, and

Francis S. Wlodarczyk to its Board of Directors

Amendments to Matthews’ Articles of Incorporation were adopted, reflecting the Company’s commitment to enhancing governance standards

J. Michael Nauman was selected as the new Chairman of the Board

PITTSBURGH, February 19, 2026 (PR NEWSWIRE) -- Matthews International Corporation (NASDAQ GSM: MATW) (“Matthews” or the “Company”), today held its 2026 Annual Meeting of Shareholders.

Among the meeting’s key outcomes, the Company announced the re-election of Thomas A. Gebhardt, Aleta W. Richards, David A. Schawk, and Francis S. Wlodarczyk to its Board of Directors (the “Board”), reinforcing the Company’s commitment to experienced and strategic leadership. Mr. Gebhardt, whose deep background in advanced battery technologies, will continue to strengthen the Company’s momentum in emerging energy solutions. Ms. Richards, Mr. Schawk, and Mr. Wlodarczyk will each continue bringing sustained governance experience and broad strategic perspectives to the Matthews Board. All four have been instrumental over the past year as Matthews has continued reshaping its portfolio through its strategic review and value creation plan.

In addition to the re-election of Board members, amendments to Matthews’ Articles of Incorporation were adopted, reflecting the Company’s ongoing commitment to enhance its governance practices.

Following the Annual Shareholders Meeting, the Board of Directors formally selected J. Michael Nauman to replace Alvaro Garcia-Tunon as Chairman of the Board. Mr. Nauman was first appointed to Matthews’ Board of Directors in February 2025. Retired as President, Chief Executive Officer, and Director of Brady Corporation, and previously of Molex Incorporated, Ohio Associate Enterprises, and Arthur Andersen and Co., Mr. Nauman is a highly experienced executive with over 35 years of commercial, strategic, and financial expertise.

“Michael brings incredible technical expertise, M&A experience, and leadership abilities that will benefit the Company as we continue repositioning Matthews,” said Joe Bartolacci, President and CEO of Matthews. “I look forward to continuing to work alongside him and our fellow Board members as we guide Matthews for more sustainable growth and long-term value creation.”

“On behalf of Matthews International and its Board of Directors, we extend our sincere appreciation to Alvaro Garcia-Tunon for his exceptional leadership as both a Board member and as Chairman,” said new Chairman of the Board, Michael Nauman. “Since joining the Board in 2009, Alvaro’s strategic insight and steady guidance have played a vital role in navigating the Company through numerous pivotal milestones. Matthews is deeply grateful for his service and we wish him the very best in his retirement.”

About Matthews International Corporation

Matthews International Corporation operates through two core global businesses – Industrial Technologies and Memorialization. Both are focused on driving operational efficiency and long-term growth through continuous innovation and strategic expansion. The Industrial Technologies segment evolved from our original marking business, which today is a leading global innovator committed to empowering visionaries to transform industries through the application of precision technologies and intelligent processes. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. In addition, the Company also has a significant investment in Propelis, a brand solutions business formed through the merger of SGK and SGS & Co. Propelis delivers integrated solutions including brand creative, packaging, print solutions, branded environments, and content production. Matthews International has over 4,300 employees in 15 countries on four continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of Matthews International Corporation and its consolidated subsidiaries (collectively “Matthews” or the “Company”) regarding the future, including statements regarding the anticipated benefits and risks associated with the joint venture transaction with Peninsula Parent LLC, d.b.a. Propelis Group (“Propelis”) and the timing thereof, and may be identified by the use of words such as “expects,” “believes,” “intends,” “projects,” “anticipates,” “estimates,” “plans,” “seeks,” “forecasts,” “predicts,” “objective,” “targets,” “potential,” “outlook,” “may,” “will,” “could” or the negative of these terms, other comparable terminology and variations thereof. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations, and no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include risks to our ability to achieve the anticipated benefits of the joint venture transaction with Propelis that closed in fiscal year 2025, changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company’s products, including changes in costs due to adjustments to tariffs, any impairment of goodwill or intangible assets, environmental liability and limitations on the Company’s operations due to environmental laws and regulations, disruptions to certain services, such as telecommunications, network server maintenance, cloud computing or transaction processing services, provided to the Company by third-parties, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company’s acquisitions, divestitures, and business combinations, cybersecurity concerns and costs arising with management of cybersecurity threats, effectiveness of the Company’s internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company’s control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, and conflicts and related sanctions or trade restrictions involving Venezuela, the Company’s plans and expectations with respect to its exploration, and contemplated execution, of various strategies with respect to its portfolio of businesses, the Company’s plans and expectations with respect to its Board of Directors, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

###